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                                                                  EXHIBIT 23.4

                    CONSENT OF CORPORATE CAPITAL CONSULTANTS, INC.


Board of Directors and Shareholders
Radyne Corp.


We consent to the use in this Registration Statement relating to 2,255,833 shares of Common Stock of Radyne Corp. on Form S-1 of our opinion dated October 25, 1996 appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Purpose of the Rights Offering and Use of Proceeds in such Prospectus.

                                  Corporate Capital Consultants, Inc.


                                  By: /s/ SIDNEY SPIELVOGEL
                                      --------------------------
                                       Sidney Spielvogel,
                                       Managing Director




New York, New York
April 28, 1997